EXHIBIT 99.1

FOR IMMEDIATE RELEASE (Full text available on PR Newswire)	Contact: Laura J. Wakeley Phone: 717-291-2739

Fulton Financial Corporation completes acquisition
of SVB Financial Services, Inc.

     (July 1) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) today completed its acquisition of SVB Financial Services, Inc. (Nasdaq: SVBF), based in Somerville, New Jersey. SVB’s sole banking subsidiary, Somerset Valley Bank, also based in Somerville, will now operate as a separate subsidiary of Fulton Financial Corporation.

     SVB shareholders approved the merger at a special meeting on June 9, and final regulatory approvals were received prior to the shareholder meeting. Under the terms of the definitive merger agreement, each share of SVB Financial Services, Inc.’s common stock outstanding at the time of the merger will be exchanged for Fulton Financial common stock, cash, or, a combination of Fulton Financial common stock and cash based on a “cash election merger” structure. As a result of the elections made by SVB shareholders, approximately 76% of SVB’s common stock will be exchanged for Fulton Financial common stock, and the remainder of SVB common stock will be exchanged for cash. Based on the $18.00 per share closing price of Fulton Financial stock on June 30, 2005, the transaction is valued at approximately $90.7 million.

     Somerset Valley Bank, with approximately $511 million in assets, operates twelve community banking offices in Somerset, Hunterdon and Middlesex Counties in New Jersey.

     Fulton Financial Corporation now has assets of nearly $12 billion and operates 236 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

     In addition to Somerset Valley Bank, Fulton Financial operates thirteen other banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA and First Washington State Bank in Windsor, NJ.

     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA, and Fulton Insurance Services Group Inc., Lancaster, PA.

     Residential mortgage lending is offered through Fulton Mortgage Company and through Resource Mortgage.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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2005